Exhibit 3.7

CERTIFICATE OF LIMITED PARTNERSHIP

of

THE WORNICK COMPANY RIGHT AWAY DIVISION, L.P.

(Under Section 17-201 of the Delaware
Revised Uniform Limited Partnership Act)

This Certificate of Limited Partnership is being duly executed and filed by RIGHT AWAY MANAGEMENT CORPORATION, as general partner, to form a limited partnership under Section 17-201 of the Delaware Revised Uniform Limited Partnership Act.  It is hereby certified that:

FIRST.  The name of the limited partnership is THE WORNICK COMPANY RIGHT AWAY DIVISION, L.P. (the “Partnership”).

SECOND.  The address of the registered office of the Partnership in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of the registered agent of the Partnership at such address is Corporation Service Company.

THIRD.  The name and the business address of the general partner of the Partnership is: Right Away Management Corporation, c/o Veritas Capital Management II, L.L.C., 660 Madison Avenue, New York, New York 10021.

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IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by a duly authorized officer as of December 18, 2003.

GENERAL PARTNER:
RIGHT AWAY MANAGEMENT CORPORATION

By:	/s/ Robert B. McKeon
Name: Robert B. McKeon
Title: President